UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2018

TELIGENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08568	01-0355758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Lincoln Avenue

Buena, New Jersey 08310

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (856) 697-1441

Not applicable

 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On November 12, 2018, Teligent, Inc. (the “Company”) entered into a commitment letter with Ares Management LLC (“Ares”) pursuant to which Ares (together with its affiliates, “Ares”) committed to provide new senior secured credit facilities (collectively, the “New Senior Credit Facilities”) to the Company in an aggregate amount up to $120.0 million.

The New Senior Credit Facilities would consist of (i) a $25.0 million senior revolving credit facility (the “New Revolver”); (ii) a $10.0 million second lien initial term loan (the “New Initial Term Loan”); (iii) a $70.0 million second lien delayed draw term loan A (the “Delayed Draw Term Loan A”) and (iv) a $15.0 million second lien delayed drawn term loan B (the “Delayed Draw Term Loan B” and, together with the Delayed Draw Term Loan A, the “Delayed Draw Term Loans” and, together with the New Initial Term Loan, the “New Term Loans”). The Company’s ability to borrow under the New Revolver would be subject to a “borrowing base” to be determined based on eligible inventory, eligible equipment, eligible real estate and eligible receivables.

The New Revolver would mature on the earlier to occur of (a) six months prior to the maturity of the Company’s outstanding 4.75% Convertible Senior Notes due 2023 (the “2023 Notes”) and (b) five years from the closing date. The New Initial Term Loan would mature on the earlier to occur of (a) three months prior to the maturity of the 2023 Notes and (b) 5.5 years from the closing date. Commitments related to undrawn amounts of the Delayed Draw Term Loan A would terminate on June 30, 2019, and drawn amounts under the Delayed Draw Term Loan A would mature at the same time as the New Initial Term Loan. Commitments related to undrawn amounts of the Delayed Draw Term Loan B would terminate one year from the closing date, and drawn amounts under the Delayed Draw Term Loan B would mature at the same time as the New Initial Term Loan.

The proceeds from the New Senior Credit Facilities would be used for, among other things, the refinancing of the Company’s outstanding indebtedness, including repayment of all borrowings under the Credit Agreement, dated as of June 1, 2018, among the Company, as the borrower, certain subsidiaries of the Company, each as a guarantor, the lenders party thereto, and Cantor Fitzgerald Securities, as administrative agent (the “Existing Credit Agreement”), the redemption of the Company’s outstanding 3.75% Convertible Senior Notes due 2019 (the “2019 Notes”), a construction project at the Company’s Buena, New Jersey facility, working capital, capital expenditures and other general corporate purposes.

Interest and Fees. The interest rate under the New Revolver would be calculated, at the option of the Company, at either the London Inter-Bank Offered Rate (or LIBOR) or the base rate, in each case, plus 2.75%. The interest rate on the New Term Loans would be calculated, at the option of the Company, at either LIBOR plus 8.75% or the base rate plus 7.75%. Interest on the New Senior Credit Facilities would be payable in cash except that interest on the New Term Loans would be payable, at the option of the Company, in cash or in kind by being added to the principal balance thereof, until the earlier of the second anniversary of closing of the New Senior Credit Facilities and the date the Company has provided the lenders of the New Senior Credit Facilities financial statements demonstrating that the Company has attained twelve months of revenue of at least $125 million. A commitment fee of 1.0% per annum would be payable quarterly in arrears on the unused portion of the Delayed Draw Term Loans.

Amortization and Prepayment. The New Senior Credit Facilities would not be subject to amortization prior to maturity. Amounts drawn under the New Revolver could be prepaid at the option of the Company without premium or penalty, subject in the case of acceleration of the New Revolver or termination of the revolving credit commitments thereunder to certain call protections which would vary depending on the time at which such prepayments would be made. Amounts drawn under the New Revolver would be subject to mandatory prepayment to the extent that aggregate extensions under the New Revolver would exceed the lesser of the revolving credit commitment then in effect and the borrowing base then in effect. Amounts outstanding under the New Term Loans could be prepaid at the option of the Company subject to applicable premiums, including a make-whole premium, and certain call protections which would vary depending on the time at which such prepayments were made. Amounts outstanding under the New Term Loans would be subject to mandatory prepayment upon the occurrence of certain events and conditions, including non-ordinary course asset dispositions, receipt of insurance proceeds, issuances of certain debt obligations and a change of control transaction.

Guarantees and Collateral. The New Senior Credit Facilities would be guaranteed by the Company’s subsidiaries, subject to certain exceptions. The New Revolver and related obligations would be secured by a first priority security interest in and lien on substantially all of the assets of the Company and the subsidiary guarantors (the “Collateral”), subject to certain exceptions. The New Term Loans and related obligations would be secured by a second priority security interest in the Collateral, subject to certain exceptions.

Covenants and Other Provisions. The New Senior Credit Facilities would also contain customary borrowing conditions, affirmative, negative and reporting covenants, representations and warranties, and events of default, including cross-defaults on other material indebtedness, as well as events of default triggered by a change of control and certain actions initiated by the federal Food and Drug Administration. In addition, the Company would also be required to comply with certain financial covenants during periods to be agreed by the Company and Ares consisting of a minimum revenue test, a minimum adjusted EBITDA test and a maximum total net leverage ratio. If an event of default were to occur, the lenders of the New Revolver would be entitled to take enforcement actions, including foreclosure on Collateral and acceleration of amounts owed under the New Revolver, and the lenders under the New Term Loans would be entitled to take such actions, subject to any limitations set forth in an intercreditor agreement with respect to the New Term Loans.

In connection with the termination of the Existing Credit Agreement, the Company expects to incur prepayment fees of $0.5 million and other related costs during the quarter ended December 31, 2018. The Company also expects to incur additional costs and expenses in connection with the repurchase of the 2019 Notes.

The closing of the New Senior Credit Facilities is subject to certain closing conditions. The Company currently anticipates that, subject to the satisfaction of such conditions, the closing of the New Senior Credit Facilities will occur on or prior to December 31, 2018. However, the Company cannot provide assurance that the closing will occur within such timeframe or on the terms summarized herein, if at all.

On November 13, 2018, the Company issued a press release with respect to the commitment letter related to the New Senior Credit Facilities, which is attached as Exhibit 99.1 hereto.

The foregoing summary of the terms of the commitment letter and the New Senior Credit Facilities do not purport to be complete descriptions and are subject to, and qualified in their entirety by, the full text of the commitment letter, which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Description
10.1	Commitment Letter by and between Teligent, Inc. and Ares Management LLC
99.1	Press release, dated November 13, 2018

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This Current Report on Form 8-K contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this Current Report on Form 8-K that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the terms and timing of the New Senior Credit Facilities, the Company’s ability to execute definitive documentation relating to the New Senior Credit Facilities, the Company’s ability to close the New Senior Credit Facilities and use the proceeds thereof in the manner currently anticipated (including to repay all amounts outstanding under and terminate the Existing Credit Agreement, to redeem the 2019 Notes, and to fund the construction project at the Company’s Buena, New Jersey facility), and other statements identified by the use of words such as "anticipate," "believe," "could," "estimate," "expect," "feel," "forecast," "intend," "may," "plan," "potential," “predict,” "project," “seek,” "should," "would,” “will,” and similar expressions. These forward-looking statements are based on management’s current expectations. The forward-looking statements contained in this Current Report on Form 8-K are neither promises nor guarantees but involve and are subject to known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any results, performance or achievements expressed or implied by the forward-looking statements contained in this Current Report on Form 8-K, including, but not limited to, the following risks, uncertainties and factors: we may not enter into definitive documentation for, or otherwise close, the New Senior Credit Facilities on the timeframe expected or on the terms summarized herein, if at all; our inability to meet current or future regulatory requirements in connection with existing or future Abbreviated New Drug Applications; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to complete successfully future product acquisitions. These and other important factors discussed under the caption “Risk Factors” in our annual report on Form 10-K for the fiscal year ended December 31, 2017, our subsequently filed Quarterly Reports on Form 10-Q, and our other filings made with the Securities and Exchange Commission could cause actual results to differ materially from those indicated by the forward-looking statements contained in this Current Report on Form 8-K. Forward-looking statements reflect management's analysis as of the date of this Current Report on Form 8-K. The Company does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TELIGENT, INC.

Date: November 13, 2018	By:	/s/ Jason Grenfell-Gardner
		Name:	Jason Grenfell-Gardner
		Title:	Chief Executive Officer